                                                                     Exhibit 1.2

                            HUDSON CITY BANCORP, INC.
                    (a Delaware-chartered Stock Corporation)
                             Up to 67,562,500 Shares
                  (Subject to Increase Up to 77,696,875 Shares)

                          COMMON STOCK ($.01 Par Value)
                       Subscription Price $10.00 Per Share

                                AGENCY AGREEMENT

                                  May ___, 1999

Ryan, Beck & Co., Inc.
220 South Orange Avenue
Livingston, New Jersey 07039-5817

Ladies and Gentlemen:

      Hudson City Bancorp, Inc., a Delaware-chartered stock corporation (the "Holding Company"), Hudson City, MHC, a New Jersey-chartered mutual savings bank holding company (the "MHC"), in formation, and Hudson City Savings Bank, a New Jersey-chartered mutual savings bank (the "Bank") (collectively, the "Primary Parties") hereby confirm, jointly and severally, their agreement with Ryan, Beck & Co., Inc. (the "Agent"), as follows:

      Section 1. The Offering. The Bank, in accordance with the Plan of Reorganization and Stock Issuance of Hudson City Savings Bank (the "Plan"), intends to convert from a New Jersey-chartered mutual savings bank to a New Jersey-chartered stock savings bank, which will become a wholly-owned subsidiary of the Holding Company, which in turn will become a majority-owned subsidiary of the MHC. Pursuant to the Plan, the Holding Company is offering up to 67,562,500 shares of common stock, par value $.01 per share (the "Common Stock") (subject to an increase up to 77,696,875 shares), in a subscription offering (the "Subscription Offering"), and, if necessary, (i) a community offering (the "Community Offering") and/or (ii) syndicated community offering ("Syndicated Community Offering") or a public offering (the "Public Offering"). If there is a Public Offering, such Public Offering will be governed by an underwriting agreement, the terms of which shall be mutually agreed upon by the Primary Parties and Agent.

      Pursuant to the Plan, the Holding Company will offer and sell shares of its Common Stock (the "Conversion Shares" or "Shares") in the Subscription Offering, Community Offering, and Syndicated Community Offering (collectively, the "Conversion Offerings" or "Offerings") so that, upon completion of the Conversion Offerings, the purchasers of Conversion Shares in the Conversion Offerings will own 47% of the outstanding Common Stock of Holding Company and the MHC will own 53% of the outstanding Common Stock of Holding Company. The Holding Company will issue the Shares at a purchase price of $10.00 per share (the "Purchase Price"). If the number of Conversion Shares is increased or decreased in accordance with the Plan, the terms "Conversion Shares" and "Shares" shall mean such greater or lesser number, where applicable. References to the Bank herein includes the Bank in its current mutual form and/or post-Reorganization stock form as a wholly-owned subsidiary of the Holding Company, as indicated by the context.

      Pursuant to the Plan, in the Subscription Offering, the Company will offer the Conversion Shares in descending order of priority to: (1) the Bank's depositors with aggregate account balances of $100.00 or more on December 31, 1997 ("Eligible Account Holders"); (2) the Tax-Qualified Employee Stock Benefit Plans (as such term is defined in the Plan); and (3) the Bank's depositors with aggregate account balances of $100.00 on March 31, 1999 ("Supplemental Eligible Account Holders"), subject to the allocation procedures and purchase limitations set forth in the Plan. The Holding Company may offer shares of Common Stock offered but not subscribed for in the Subscription Offering, in the Community Offering to the following persons in the following order of priority: (i) the Bank's depositors with aggregate account balances of $100.00 or more on the voting record date of April 30, 1999 to be established in connection with the Special Meeting ("Other Depositors"); (ii) natural persons that are Residents of New Jersey (as defined in the Plan), (iii) other Residents of New Jersey and
(iv) certain other persons that the Bank determines to be members of its community, subject to priorities and purchase limitations set forth in the Plan. In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, Shares not subscribed for in the Subscription Offering or purchased in the Community Offering may be offered in the Syndicated Community Offering to eligible members of the general public on a best efforts basis, as described in subsection 4(c) below.

      The Holding Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (File No. 333-74383) in order to register the Shares under the Securities Act of 1933, as amended (the "1933 Act"), and has filed such amendments thereto as have been required to the date hereof (the "Registration Statement"). The prospectus, as amended, included in the Registration Statement at the time it initially became effective is hereinafter called the "Prospectus", except that if any prospectus is filed by the Holding Company pursuant to Rule 424(b) or (c) of the regulations of the Commission under the 1933 Act differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term "Prospectus" shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.

      In connection with the Reorganization, the Bank filed with the Federal Deposit Insurance Corporation (the "FDIC"), pursuant to Part 303 of Title 12, of the Code of Federal Regulations (the "Federal Regulations"), a Notice of Mutual Holding Company Reorganization and an Interagency Merger Application for approval of the merger of an interim savings bank with and into the Bank, and has filed amendments thereto as required by the FDIC (as so amended, the "MHC Notice and Application"). The Holding Company and the MHC have filed with the Board of Governors of the Federal Reserve System (the "FRB") its application on Form FRY-3 (the "Holding Company Application") to become bank holding companies under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder ("BHCA"). In addition, the Bank has filed an Application for the formation of a Mutual Savings Bank Holding Company (the "NJ Application") with the New Jersey Department of Banking and Insurance (the "DOBI") for approval of the proposed transaction pursuant to the New Jersey Banking Act of

1948 and the regulations promulgated thereunder (the "State Regulations", and together with Federal Regulations, the "Conversion Regulations"), which includes a request for approval of the DOBI for the formation of the interim stock savings banks and the merger of one of the interim stock savings banks with and into the Bank. The MHC Notice and Application, the Holding Company Application and the NJ Application may, from time-to-time, collectively be referred to herein as the Applications.

      Section 2. Appointment of Agent. Subject to the terms and conditions of this Agreement, the Primary Parties hereby appoint the Agent to consult with, advise and assist the Primary Parties with the solicitation of subscriptions and purchase orders for the Conversion Shares in connection with the sale of the Conversion Shares in the Conversion Offerings.

      On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to consult with and advise the Primary Parties as to the matters set forth in Section 3 of the letter agreement (the "Letter Agreement"), dated January 27, 1999, between the Bank and Agent (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Primary Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as provided in paragraph 9 of the Letter Agreement, the appointment of the Agent to provide services hereunder shall terminate upon consummation of the Offerings.

      If requested by the Bank, Agent may also assemble and manage a selling group of broker-dealers that are members of the National Association of Securities Dealers, Inc. ("NASD") to participate in the solicitation of purchase orders for the Shares under a selected dealers' agreement ("Selected Dealers' Agreement"), the form of which is set forth as Exhibit B to this Agreement. The Agent will distribute the Common Stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan. On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering. The Agent will not commence the Syndicated Community Offering without the prior approval of the Primary Parties.

      Section 3. Refund of Purchase Price. In the event that the Reorganization is not consummated for any reason, including but not limited to the inability to sell 49,937,500 Conversion Shares during the Offerings (including any permitted extension thereof), this Agreement shall terminate and any persons who have subscribed for any of the Conversion Shares shall have refunded to them the full amount which has been received from such person, together with interest as provided in the Prospectus. Upon termination of this Agreement, neither the Agent nor the Primary Parties shall have any obligation to the other except that
(i) the Primary Parties shall remain liable for any amounts due pursuant to Sections 4(a), 9, 11, 12, and 14 hereof , unless the transaction is not consummated solely due to the breach by the Agent of a warranty, representation or covenant; and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Primary Parties of a warranty, representation or covenant.

      Section 4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent's services under this Agreement, the Agent has received or will receive the following fees from the Primary Parties:

            (a) An advisory fee of $150,000, with the first $50,000 having been paid upon execution of the Letter Agreement, and the remaining $100,000 due upon the commencement of the Offering or, if this Agreement is terminated pursuant to
Section 14 hereof prior to the commencement of the Offering, immediately upon such termination.

            (b) A fee of one and one-fifth percent (1.2%) of the dollar amount of the Common Stock sold in the Subscription Offering and Community Offering, excluding shares purchased by the Bank's officers, directors, or employees (or members of the immediate families of such persons. For these purposes, immediate family of a person means: (a) the person's spouse, or (b) the person's parents, siblings or children, who live in the same household as the person).

            (c) If any of the Conversion Shares remain available after the Subscription Offering and Community Offering, at the request of the Bank, the Agent will seek to form a group of approved broker-dealer firms in accordance with Section 2 for purposes of the Syndicated Community Offering. Pursuant to this subsection 4(c), the Agent will be paid a fee not to exceed 6.0% and not less than 5.0% of the aggregate dollar amount of the Conversion Shares sold pursuant to this subsection 4(c) in the Syndicated Community Offering. The exact percentage shall be agreed to by the Bank and Agent in writing prior to the commencement of the Syndicated Community Offering. Of such fee, the Agent will retain 1.2% of the aggregate dollar amount of the shares sold pursuant to this subsection 4(c) as a management fee, and will pass on to the Assisting Brokers, which may include the Agent, the remainder of such fee relating to the Conversion Shares sold by such Assisting Brokers pursuant to this subsection 4(c).

            (d) The Primary Parties have agreed to reimburse the Agent for its out-of-pocket expenses and its legal fees in accordance with Section 9 hereof and to indemnify the Agent against certain claims or liabilities, including certain liabilities under the 1933 Act in accordance with Section 11 hereof, and will, in addition to the fees set forth under this Section 4, be required to contribute to payments Agent may be required to make in connection with any such claims or liabilities in accordance with Section 12 hereof.

In the event that the Holding Company and/or the Bank are required to resolicit subscribers for Conversion Shares in the Subscription Offering and Community Offering and the Agent is required to provide significant additional services in connection with such a resolicitation, the Primary Parties and the Agent shall mutually agree to the dollar amount of additional compensation due to the Agent and the Primary Parties shall pay such amount, if any. Until any agreement called for by this paragraph is reached, the Agent shall not incur expenses relating to any resolicitation in an amount that would cause the total expenses incurred by the Agent, that are reimbursable by the Bank pursuant to Section 9 hereof, to be greater than those permitted without the prior written consent of the Holding Company or the Bank, which consent shall not be unreasonably withheld.

      Section 5. Closing. If the minimum number of Conversion Shares permitted to be sold in the Reorganization on the basis of the most recently updated Appraisal (as defined in Section 6(h)) are subscribed for at or before the termination of the Offerings, and the other conditions to the completion of the Reorganization are satisfied, the Holding Company agrees to issue the Shares on the Closing Date (as hereinafter defined) against payment therefor by the means authorized by the Plan and to deliver certificates evidencing ownership of the Conversion Shares in such authorized denominations and registered in such names as may be indicated on the subscription order forms directly to the purchasers thereof as promptly as practicable after the Closing Date. The closing (the "Closing") shall be held at the offices of Thacher Proffitt & Wood ("Thacher Proffitt"), New York, NY, or at such other place as shall be agreed upon among the Primary Parties and the Agent, at 10:00 a.m., Eastern Standard Time, on the business day selected by the Holding Company, which business day shall be no less than two business days following the giving of prior notice by the Holding Company to the Agent or at such other time as shall be agreed upon by the Primary Parties and the Agent. At the Closing, the Primary Parties shall deliver to the Agent by wire transfer in same-day funds the commissions, fees and expenses owing to the Agent as set forth in Sections 4 and 9 hereof and the opinions required hereby and other documents deemed reasonably necessary for the Agent shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus; provided, however, that all fees and expenses to which the Agent is entitled under this
Section 4 and 9 hereof shall be due and payable upon receipt by the Company or the Bank of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agent. The Holding Company shall notify the Agent when funds shall have been received for the minimum number of shares of the Common Stock. The hour and date upon which the Holding Company shall release the Conversion Shares for delivery in accordance with the terms hereof is referred to herein as the "Closing Date."

      The Holding Company and the Bank (or their respective agents) shall advise the Agent whenever an allocation of the Shares does not strictly correspond to all subscriptions for Shares, as to the allocation of the Shares. The Agent shall have no liability to any party for the records or other information provided by the Holding Company and the Bank (or their respective agents) to the Agent for use in allocating the Shares. The Holding Company and the Bank shall indemnify and hold harmless the Agent for any liability arising out of the allocation of the Shares in accordance with the Plan generally and the records or other information provided to the Agent by the Holding Company and the Bank (or their respective agents).

      Section 6. Representations and Warranties of the Primary Parties. The Primary Parties jointly and severally represent and warrant to the Agent that:

            (a) The Bank has, and as of the Closing Date, the MHC and the Holding Company will have, all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. The consummation of the Reorganization, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of the Bank (except for the approval of the Bank's depositors necessary for the consumption of the Reorganization) and, as of the Closing Date, will have been duly and validly authorized by all necessary corporate action on the part of the MHC and the Holding Company. This Agreement has been validly executed and delivered by the Primary Parties, and is a valid, legal and binding obligation of the Primary Parties, in each case enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

            (b) The Registration Statement was declared effective by the Commission on ________________, 1999; and no stop order has been issued with respect thereto and to the best knowledge of the Primary Parties no proceedings therefor have been initiated or threatened by the Commission. At the time the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), became effective, the Registration Statement complied as to form in all material respects with the 1933 Act and the regulations promulgated thereunder and the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and at the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the Closing Date referred to in Section 5, the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto) and any Blue Sky Application or Sales Information authorized for use by any of the Primary Parties in connection with the Offerings, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(c) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent expressly regarding the Agent for use under the captions "Market for the Common Stock", "The Reorganization and the Offering - Marketing and Underwriting Arrangements" and "The Reorganization and the Offering -- Syndicated Community Offering" or with written statements or omissions from any Sales Information or information filed pursuant to state securities or blue sky laws or regulations regarding the Agent.

            (c) The MHC Notice and Application was filed with the FDIC and the FDIC has issued to the Bank a notice of its intent not to object to the Reorganization; the NJ Application has been approved by the DOBI; and the Holding Company Application has been approved by the FRB. The MHC Notice and Application, the NJ Application, did and will as of the Closing Date comply as to form in all material respects with the Conversion Regulations and any other applicable rules and regulations of the FDIC, the DOBI, and the FRB, respectively (except as modified or waived in writing by the FDIC, the DOBI or the FRB.

            (d) No order has been issued by the FDIC, the DOBI, or any state regulatory authority, preventing or suspending the use of the Prospectus and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Reorganization is pending or, to the best knowledge of the Primary Parties, threatened.

            (e) The Plan has been duly adopted by the Board of Managers of the Bank. To the best knowledge of the Primary Parties, no person has, or at the Closing Date will have, sought to obtain review of the final action of the FDIC or the DOBI in approving the Plan, the Reorganization, or the Applications, pursuant to the BHCA or any other statute or regulation.

            (f) The MHC and the Holding Company have filed with the FRB the Holding Company Application and as of the Closing Date the FRB will have approved of the MHC's and the Holding Company's becoming bank holding companies with respect to the Bank.

            (g) RP Financial, LC., which prepared the appraisal of the aggregate pro forma market value of the Common Stock on which the Offerings were based (the "Appraisal"), has advised the Primary Parties in writing that it is independent with respect to each of the Primary Parties.

            (h) KPMG LLP ("KPMG"), which certified the financial statements filed as part of the Registration Statement and the MHC Notice and Application, has advised the Primary Parties that it is and independent certified public accountant within the meaning of the Code of Ethics of the AICPA, and KPMG is, with respect to the Company, the Bank and each subsidiary of the Bank, independent certified public accountants as required by the 1933 Act and the 1933 Act Regulations.

            (i) The financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of the Bank as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of Title 12 of the Code of Federal Regulations, Regulation S-X of the Commission and generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods presented, except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been consistently applied on the basis described therein.

            (j) Since the respective dates as of which information is given in the Registration Statement, including the Prospectus; (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise, whether or not arising in the ordinary course of business; (ii) there have not been any material transactions entered into by any of the Primary Parties, other than those in the ordinary course of business; and (iii) the capitalization, liabilities, assets, properties and business of the Primary Parties conform in all material respects to the descriptions thereof contained in the Prospectus and, none of the Primary Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in the Registration Statement or the Prospectus.

            (k) As of the Closing Date, the Holding Company will be a stock corporation duly organized and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and in good standing in New Jersey and in each jurisdiction in which the conduct of business requires such qualification, unless the failure to qualify in one or more of such jurisdictions would not have a material adverse effect on the financial condition, earnings, capital, properties or business affairs of the Primary Parties taken as a whole. As of the Closing Date, the Holding Company will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition, earnings, capital, assets or properties of the Primary Parties taken as a whole; and as of the Closing Date, all such licenses, permits and governmental authorizations will be in full force and effect, and the Holding Company will be in compliance therewith in all material respects.

            (l) As of the Closing Date, the MHC will be duly organized and will be validly existing as a mutual savings bank holding company under the laws of the State of New Jersey, duly authorized to conduct its business and own its property as described in the Registration Statement and the Prospectus; as of the Closing Date, the MHC will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition, earnings, capital, assets or properties of the Primary Parties taken as a whole; as of the Closing Date, all such licenses, permits and governmental authorizations will be in full force and effect and the MHC will be in compliance therewith in all material respects; as of the Closing Date, the MHC will be duly qualified as a foreign corporation to transact business in New Jersey and in each other jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the financial condition, earnings, or business of the Primary Parties taken as a whole (a "Material Adverse Effect").

            (m) The Holding Company does not, and as of the Closing Date, will not own any equity securities or any equity interest in any business enterprise except as described in the Prospectus.

            (n) As of the Closing Date, the MHC will not be authorized to issue any shares of capital stock.

            (o) The Bank is a duly organized and validly existing New Jersey-chartered savings bank in mutual form, duly authorized to conduct its business as described in the Prospectus; the activities of the Bank are permitted by the rules, regulations and practices of the FDIC, and the DOBI and under New Jersey law; the Bank has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business, except those that individually or in the aggregate would not materially adversely affect the financial condition of the Primary Parties taken as a whole; all such licenses, permits and other governmental authorizations are in full force and effect and the Bank is in good standing under the laws of the State of New Jersey and is duly qualified as a foreign corporation to transact business in each jurisdiction in which failure to so qualify would have a Material Adverse Effect; all of the issued and outstanding capital stock of the Bank after the Reorganization will be duly and validly issued and fully paid and nonassessable; and the Holding Company will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. The Bank does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus or as are immaterial in amount and are not required to be described in the Prospectus.

            (p) The deposit accounts of the Bank are insured by the FDIC up to applicable limits. Upon consummation of the Reorganization, the Bank will establish a liquidation account for the benefit of the Bank's depositors, in accordance with the Plan and the requirements of the Conversion Regulations.

            (q) As of the Closing Date, the Bank will not be authorized to issue any shares of capital stock except to the Holding Company.

            (r) Upon consummation of the Reorganization, the authorized, issued and outstanding equity capital of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization" and, except for the shares of Common Stock held by the Bank and MHC, in connection with the Reorganization, no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date; and the shares of Common Stock to be subscribed for in the Offering have been duly and validly authorized for issuance and, when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares is not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from the Holding Company to the purchasers of Shares against payment therefor in the Offering as set forth in the Plan and the Prospectus.

            (s) The Primary Parties are not in violation of their respective articles of incorporation or charter or their respective bylaws, or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which they are a party or by which they, or any of their respective property, may be bound which would result in a Material Adverse Effect. The consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default under, the Certificate of Incorporation, charter or bylaws of any of the Primary Parties, or materially conflict with or constitute a material breach of, or default under, any material contract, lease or other instrument to which any of the Primary Parties has a beneficial interest, or any applicable law, rule, regulation or order that is material to the financial condition of the Bank; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Primary Parties except for such violations which would not have a material adverse effect on the financial condition and results of operations of the Bank; or (iii) result in the creation of any lien, charge or encumbrance upon any property of the Primary Parties, except for such liens, changes or encumbrances that would not individually or in the aggregate have a Material Adverse Effect.

            (t) No material default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default on the part of any of the Primary Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which any of the Primary Parties is a party or by which any of their property is bound or affected in any respect which, in any such case, is material to the Primary Parties taken as a whole, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the best knowledge of any of the Primary Parties, threatened any action or proceeding wherein any of the Primary Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Primary Parties, would have a Material Adverse Effect.

            (u) The Primary Parties have good and marketable title to all assets which are material to the businesses of the Primary Parties, free and clear of all liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect; and all of the leases and subleases which are material to the businesses of the Primary Parties, as described in the Registration Statement or Prospectus, are in full force and effect.

            (v) The Primary Parties are not in material violation of any directive from the FDIC, the DOBI, the FRB, the Commission or any other agency to make any material change in the method of conducting their respective businesses; the Primary Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the DOBI, the FRB, the Commission and the FDIC), except where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the best knowledge of any of the Primary Parties, threatened, which would reasonably be expected to materially and adversely affect the Reorganization, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.

            (w) Prior to the Closing Date, the Primary Parties will have received an opinion of their special counsel, Thacher Proffitt, with respect to the federal income tax consequences of the Reorganization, as described in the Registration Statement and the Prospectus, and an opinion from KPMG with respect to the tax consequences of the Reorganization under the laws of the State of New Jersey; and the facts and representations upon which such opinions will be based, will be truthful, accurate and complete, and none of the Primary Parties will take any action inconsistent therewith.

            (x) The Bank has filed all required federal and state tax returns, has paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, and no deficiency has been asserted with respect thereto by any taxing authority.

            (y) No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Primary Parties of this Agreement, or the issuance of the Shares, except for the non-objection of the FDIC, and the approval of the DOBI, the FRB and the Commission and any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered.

            (z) None of the Primary Parties has: (i) issued any securities within the last 18 months (except for (a) notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus, and (b) shares of Common Stock issued with respect to the initial capitalization of the Holding Company); (ii) had any dealings with respect to sales of securities within the 12 months prior to the date hereof with any member of the NASD, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; or (iii) engaged any intermediary between the Agent and the Primary Parties in connection with the Offering or the offering of shares of the common stock of the Bank, and no person is being compensated in any manner for such services.

            (aa) The Primary Parties have not made any payment of funds of the Primary Parties as a loan to any person for the purchase of Conversion Shares, except for the Holding Company's loan to the ESOP the proceeds of which will be used to purchase Conversion Shares, or has made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

            (ab) The Bank complies in all material respects with the applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

            (ac) The Primary Parties have not relied upon Agent or its counsel for any legal, tax or accounting advice in connection with the Reorganization.

            (ad) The records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors are accurate and complete in all material respects.

            (ae) The Primary Parties comply with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other Federal, state or local environmental laws and regulations (including, but not limited to, the New Jersey Industrial Site Recovery Act) except to the extent that any non-compliance would not have a Material Adverse Effect; no action, suit, regulatory investigation or other proceeding is pending or to the knowledge of the Primary Parties threatened against the Primary Parties relating to environmental protection, nor do the Primary Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Primary Parties or, to the best knowledge of the Bank, in which the Bank has a security interest.

            (af) All of the loans represented as assets on the most recent financial statements or selected financial information of the Bank included in the Prospectus meet or are exempt from all requirements of federal, state and local law pertaining to lending, including, without limitation, truth in lending (including the requirements of Regulations Z and 12 C.F.R. Part 226), real estate settlement procedures, consumer credit protection, equal credit opportunity and all disclosure laws applicable to such loans, except for violations which, if asserted, would not result in a material adverse effect on the financial condition, results of operations or business of the Primary Parties taken as a whole.

            (ag) None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940.

Any certificates signed by an officer of any of the Primary Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Primary Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.

      Section 7. Representations and Warranties of the Agent. Agent represents and warrants to the Primary Parties that:

            (a) Agent is a corporation and is validly existing and in good standing under the laws of the State of New Jersey with full power and authority to provide the services to be furnished to the Primary Parties hereunder.

            (b) The execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of Agent, and this Agreement is the legal, valid and binding agreement of Agent. This Agreement has been validly executed and delivered by Agent and is a valid, legal and binding obligation of Agent, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, reorganization, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors' rights generally, (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law, and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

            (c) Each of Agent and its employees, agents and representatives who shall perform any of the services hereunder shall have, and until the Reorganization is completed or terminated shall maintain, all licenses, approvals and permits necessary to perform such services and shall comply in all material respects with all applicable laws and regulations in connection with the performance of such services.

            (d) No action, suit, charge or proceeding before the Commission, the NASD, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of Agent to perform its obligations under this Agreement.

            (e) Agent is registered as a broker/dealer pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act") and is a member of the National Association of Securities Dealers, Inc.

            (f) Any funds received in the Offering by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.

      Section 8. Covenants of the Primary Parties. The Primary Parties hereby jointly and severally covenant with the Agent as follows:

            (a) The Holding Company will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or file any amendment or supplement to which amendment the Agent or its counsel shall reasonably object. The Holding Company will furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and the Holding Company's responses thereto.

            (b) The Primary Parties will not, at any time after the date any Application is approved, file any amendment or supplement to such Application without providing the Agent and its counsel an opportunity to review such amendment or supplement or file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object. The Primary Parties will furnish promptly to the Agent and its counsel copies of all correspondence from the FRB, the FDIC and the DOBI with respect to the Applications and the Primary Parties' responses thereto.

            (c) The Primary Parties will use their best efforts to cause the FRB to approve the MHC and the Holding Company's acquisition of the Bank, and will use their best efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and any post-effective amendment to the Applications to be approved by the FDIC and the DOBI, and will promptly upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) when the MHC Notice and Application, the NJ Application, as amended, have received the non-objection of the FDIC and the approval of the DOBI; (iii) when the Holding Company Application, as amended, has been approved by the FRB; (iv) of the receipt of any comments from the Commission, the FDIC and the DOBI, or any other governmental entity with respect to the Reorganization or the transactions contemplated by this Agreement; (v) of any request by the Commission, the FRB, the FDIC, the DOBI, or any other governmental entity for any amendment or supplement to the Registration Statement or the Applications or for additional information; (vi) of the issuance by the Commission, the FDIC or the DOBI, or any other governmental agency of any order or other action suspending the Offerings or the use of the Registration Statement or the Prospectus or any other filing of the Primary Parties under the Conversion Regulations or other applicable law, or the threat of any such action; (vii) of the issuance by the Commission, the FDIC or the DOBI, or any state authority of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose; or (viii) of the occurrence of any event mentioned in subsection (f) below. The Primary Parties will make every reasonable effort to prevent the issuance by the Commission, the FDIC, the DOBI, or any state authority of any order referred to in (vi) and (vii) above and, if any such order shall at any time be issued, to obtain the lifting thereof at the earliest possible time.

            (d) The Primary Parties will deliver to the Agent and to its counsel conformed copies of each of the following documents, with all exhibits: each of the Applications as originally filed and of each amendment or supplement thereto, and the Registration Statement, as originally filed and each amendment thereto. Further, the Primary Parties will deliver such additional copies of the foregoing documents to counsel to the Agent as may be required for any NASD filings. In addition, the Primary Parties will also deliver to the Agent such number of copies of the Prospectus, as amended or supplemented, as the Agent may reasonably request.

            (e) The Primary Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1934 Act, and the rules and regulations of the Commission promulgated under such Acts, to be complied with prior to or subsequent to the Closing Date; and when the Prospectus is required to be delivered, the Primary Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the FDIC, the DOBI, the Conversion Regulations (except as modified or waived in writing by the FDIC or the DOBI), the Commission, by applicable state law and regulations and by the 1933 Act, the 1934 Act and the rules and regulations of the Commission promulgated under such statutes, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus.

            (f) During any period when the Prospectus is required to be delivered, each of the Primary Parties will inform the Agent of any event or circumstance of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Primary Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Primary Parties will, at their expense, prepare, file with the Commission, the FDIC, and the DOBI, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Primary Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.

            (g) Pursuant to the terms of the Plan, the Holding Company will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offering and sale or to exempt such Shares from registration and to exempt the Holding Company and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that the Holding Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, the Holding Company will make and file such statements and reports for a period of not less than one year from the effective date of the Registration Statement.

            (h) The Holding Company will not sell or issue, contract to sell or otherwise dispose of, for a period of 90 days after the date hereof, any shares of Common Stock, without the Agent's prior written consent, which consent shall not be unreasonably withheld, other than in connection with any plan or arrangement described in the Prospectus.

            (i) For the period of three years from the date of this Agreement, the Holding Company will furnish to the Agent, as soon as practical after such information is available (i) a copy of each report of the Holding Company furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system on which any class of securities of the Holding Company is listed or quoted, (ii) a copy of each report of the Holding Company mailed to holders of Common Stock or non-confidential report filed with the Commission or the FRB or any other supervisory or regulatory authority or any national securities exchange or system on which any class of the securities of the Holding Company is listed or quoted, (iii) each press release and material news item and article released by the Holding Company and/or Bank, and (iv) from time-to-time, such other publicly available information concerning the Primary Parties as the Agent may reasonably request.

            (j) The Primary Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption "How We Intend to Use the Proceeds from the Offering."

            (k) The Holding Company and the Bank will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the Conversion Regulations, the 1933 Act and the 1934 Act and the rules and regulations promulgated under such statutes, and the laws of any state in which the shares are qualified for sale.

            (l) Prior to the Closing Date, the Holding Company shall register its Common Stock under Section 12(b) or 12(g) of the 1934 Act, and will request that such registration statement be effective upon completion of the Reorganization. The Holding Company shall maintain the effectiveness of such registration for not less than three years.

            (m) For so long as the Conversion Shares are registered under the 1934 Act, the Holding Company will furnish to its stockholders as soon as practicable after the end of each fiscal year such reports and other information as are required to be furnished to its stockholders under the 1934 Act.

            (n) The Holding Company will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act.

            (o) The Primary Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Conversion Shares on an interest bearing basis at the rate described in the Prospectus until the Closing Date and satisfaction of all conditions precedent to the release of the Holding Company's obligation to refund payments received from persons subscribing for or ordering Conversion Shares in the Conversion Offerings, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Primary Parties will maintain such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Primary Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

            (p) The MHC and the Holding Company will each register as bank holding companies under the Bank Holding Company Act ("BHCA").

            (q) The Primary Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with the "Interpretation of the Board of Governors of the NASD on Free Riding and Withholding."

            (r) The Primary Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders, including all decisions, directives and orders of the Commission, the FDIC, the DOBI, and the FRB.

            (s) The Primary Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Reorganization and the transactions contemplated thereby imposed by the FDIC, the DOBI, the BHCA, the Commission, the 1933 Act, the Regulations, the 1934 Act and the regulations promulgated by the Commission pursuant to the 1934 Act to be complied with subsequent to the Closing Date. The Holding Company will comply with all provisions of all undertakings contained in the Registration Statement.

            (t) The Primary Parties will not amend the Plan without notifying the Agent prior thereto.

            (u) The Holding Company shall provide the Agent with any information necessary to carry out the allocation of the Conversion Shares in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

            (v) The Holding Company will not deliver the Shares until the Primary Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.

            (w) Immediately upon completion of the sale by the Holding Company of the Shares contemplated by the Plan and the Prospectus, (i) the MHC shall have been formed pursuant to the Plan and shall own at all times more than 50% of the issued and outstanding shares of Common Stock, (ii) all of the issued and outstanding shares of capital stock of the Bank shall be owned by the Holding Company, (iii) the Holding Company shall have no direct subsidiaries other than the Bank, and (iv) the Reorganization shall have been effected in accordance with all applicable statutes, regulations, decisions and orders; and all terms, conditions, requirements and provisions with respect to the Reorganization (except those that are conditions subsequent) imposed by the Commission, the FDIC, the DOBI, the FRB, or any other governmental agency, if any, shall have been complied with by the Primary Parties in all material respects or appropriate waivers shall have been obtained and all notice and waiting periods shall have been satisfied, waived or elapsed.

            (x) Prior to the Closing Date, the Plan shall have been approved by the voting depositors of the Bank in accordance with the Plan, the Conversion Regulations and the provisions of the Bank's charter and bylaws.

            (y) On or before the Closing Date, the Primary Parties will have completed all conditions precedent to the Reorganization specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan, the Conversion Regulations (except as modified or waived in writing by the FDIC and/or the DOBI) and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Reorganization imposed upon any of the Primary Parties by the FDIC and/or the DOBI, the Commission, the FRB, or any other regulatory authority and in the manner described in the Prospectus.

      Section 9. Payment of Expenses. Whether or not the Reorganization is completed or the sale and exchange of the Shares by the Holding Company is consummated, the Primary Parties will pay for all expenses incident to the performance of this Agreement, including without limitation: (a) the preparation and filing of the Applications; (b) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto; (c) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by the Holding Company or the Bank under the securities or "blue sky" laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (d) the filing fees of the NASD related to the Agent's fairness filing under NASD Rule 2710 and the application of the Holding Company to list its shares; (e) fees and expenses related to the preparation of the independent appraisal; (f) the reasonable expenses of the Agent, including but not limited to the reasonable fees and expenses of its counsel and the Agent's reasonable out-of-pocket expenses (not to exceed $2,000 in any one instance without the prior approval of the Bank); (g) fees and expenses related to auditing and accounting services; and (h) expenses relating to advertising, temporary personnel, and the preparation of stock certificates. Notwithstanding the foregoing, regardless of whether the Reorganization is successfully completed, the Primary Parties shall, without the prior approval of the Bank, be required to reimburse Agent for $125,000 in legal fees (plus such fees as shall be related to "blue sky" matters and the out-of-pocket expenses of counsel and other fees as may be approved by the Bank) and $50,000 in other out-of-pocket expenses, including legal fees and in the event of any material delay in the Offering that would require an update of the financial information in tabular form contained in the Registration Statement, as amended or supplemented, to reflect a period later than that set forth in the Registration Statement as first filed with the Commission. Not later than two days prior to the Closing Date, the Agent will provide the Bank with a detailed accounting of all reimbursable expenses to be paid at the Closing.

      Section 10. Conditions to the Agent's Obligations. The obligations of the Agent hereunder and the occurrence of the Closing and the Reorganization are subject to the condition that all representations and warranties of the Primary Parties herein contained are, at and as of the commencement of the Offering and at and as of the Closing Date, true and correct, the condition that the Primary Parties shall have performed all of their obligations hereunder to be performed on or before such dates and to the following further conditions:

            (a) The Registration Statement shall have been declared effective by the Commission and the MHC Notice and Application and the NJ Application shall have been approved by the FDIC and the DOBI, as applicable, the Holding Company Application shall have been approved by the FRB, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act to any of the Primary Parties' best knowledge or proceedings therefor initiated or threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Reorganization shall have been issued to any of the Primary Parties' best knowledge, or proceedings therefor initiated or threatened by the FDIC, the DOBI, the FRB, the Commission, or any other governmental body.

            (b) At the Closing Date, the Agent shall have received:

                  (1) The opinion, dated as of the Closing Date, of Thacher Proffitt, and/or local counsel acceptable to the Agent, in form and substance satisfactory to the Agent and counsel for the Agent to the effect that:

                        (i) The Holding Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and is duly qualified to transact business and is in good standing in New Jersey and in each other jurisdiction in which the conduct of its business requires such qualification and except where the failure to qualify would have a Material Adverse Effect.

                        (ii) On the date hereof, the Bank is a validly existing New Jersey-chartered mutual savings bank, and upon consummation of the Reorganization, the Bank will be a duly-organized and validly existing New Jersey-chartered stock savings bank, with full power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder; the activities of the Bank as described in the Prospectus are permitted by federal and New Jersey law and the rules, regulations and practices of the FDIC and the DOBI; the issuance and sale of the capital stock of the Bank to the Holding Company in the Reorganization has been duly and validly authorized by all necessary corporate action on the part of the Holding Company and the Bank and, upon payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable and will be owned of record and beneficially by the Holding Company, free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction.

                        (iii) The activities of the MHC, the Holding Company and the Bank, as described in the Prospectus, are permitted for bank holding companies and for subsidiaries of a bank holding company and a Delaware-chartered stock holding company under applicable federal and state law. To the best of such counsel's knowledge, each of the MHC, the Holding Company and the Bank has obtained all licenses, permits, and other governmental authorizations that are material for the conduct of its business, and all such licenses, permits and other governmental authorization are in full force and effect, and to the best of such counsel's knowledge the Holding Company and the Bank are complying therewith in all material respects.

                        (iv) The Bank is an insured depository institution under the provisions of the Federal Deposit Insurance Act, as amended, and to such counsel's knowledge, no proceedings for the termination or revocation of the federal deposit insurance of the Bank are pending or threatened.

                        (v) Upon consummation of the Reorganization, the MHC will have been duly organized and will be validly existing as a mutual savings bank holding company chartered under New Jersey law, duly authorized to conduct its business and own its properties as described in the Registration Statement and Prospectus.

                        (vi) Upon consummation of the Reorganization, (a) the authorized, issued and outstanding capital stock of the Holding Company will be within the range set forth in the Prospectus under the caption "Capitalization", and no shares of Common Stock have been or will be issued and outstanding prior to the Closing Date (except for the shares issued upon incorporation of the Holding Company to facilitate the Reorganization); (b) the shares of Common Stock of the Holding Company issued to the MHC will have been duly and validly authorized for issuance and will be fully paid and nonassessable; (c) the shares of Common Stock of the Holding Company to be subscribed for in the Offering will have been duly and validly authorized for issuance, and when issued and delivered by the Holding Company pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and (d) the issuance of the Conversion Shares is not subject to preemptive rights under the charter, articles of incorporation or bylaws of the Holding Company, or arising or outstanding by operation of law or, to the best knowledge of such counsel, under any contract, indenture, agreement, instrument or other document, except for the subscription rights under the Plan.

                        (vii) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Primary Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Primary Parties, enforceable in accordance with its terms, except as rights to indemnity and contribution thereunder may be limited under applicable law, subject to the qualification that (i) enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other laws (including the laws of fraudulent conveyance) or judicial decisions affecting the enforceability of creditors' rights generally, the rights of creditors of federally chartered savings associations, the accounts of which are insured by the FDIC, or the reorganization of financial institutions and (ii) enforcement thereof is subject to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and to the effect of certain laws and judicial decisions upon the availability of injunctive relief and enforceability of equity remedies, including the remedies of specific performance and self-help.

                        (viii) The Plan has been duly adopted by the board of directors of the Bank and by the voting depositors of the Bank, in the manner required by the Conversion Regulations and the Bank's charter and bylaws.

                        (ix) The NJ Application has been approved by the DOBI, the FRB has approved the Holding Company Application, and the Bank has received the non-objection of the FDIC to the Reorganization, and subject to the satisfaction of any conditions set forth in such approvals, no further approval, registration, authorization, consent or other order of any federal or state regulatory agency, public board or body is required in connection with the execution and delivery of this Agreement, the offer, sale and issuance of the Shares and the consummation of the Reorganization, except as may be required under the securities or "blue sky" laws of various jurisdictions as to which no opinion need be rendered.

                        (x) The Registration Statement has become effective under the 1933 Act and to such counsel's knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued, or proceedings for that purpose have been instituted or threatened by the Commission.

                        (xi) The material tax consequences of the Reorganization are set forth in the Prospectus under the caption "The Reorganization and the Offering - Tax Effects of the Reorganization". The information in the Prospectus under the caption "The Reorganization and the Offering - Tax Effects of the Reorganization" has been reviewed by such counsel and fairly describes such opinions rendered by such counsel to the Primary Parties with respect to such matters.

                        (xii) The terms and provisions of the shares of Common Stock conform to the description thereof contained in the Registration Statement and the Prospectus, and the forms of certificates proposed to be used to evidence the shares of Common Stock are in due and proper form.

                        (xiii) At the time the MHC Notice and Application and the NJ Application was approved, the MHC Notice and Application (as amended or supplemented), complied as to form in all material respects with the requirements of the Conversion Regulations and all applicable laws, rules and regulations and decisions and orders of the FDIC and the DOBI, except as modified or waived in writing by the FDIC and/or the DOBI (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion). To such counsel's knowledge, no person has sought to obtain regulatory or judicial review of the final action of the FDIC, the DOBI, or the FRB approving the Applications.

                        (xiv) At the time that the Registration Statement became effective the Registration Statement, including the Prospectus contained therein (as amended or supplemented) (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the rules and regulations promulgated thereunder.

                        (xv) To such counsel's knowledge, there are no legal or governmental proceedings pending, or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the Reorganization or the offer, sale or issuance of the Shares.

                        (xvi) The information in the Prospectus under the captions "Regulation of Hudson City Savings Bank and Hudson City Bancorp," "Taxation," "Restrictions on the Acquisition Hudson City Bancorp and Hudson City Savings", "Description of Capital Stock of Hudson City Bancorp," and "The Reorganization and the Offering," to the extent that it constitutes matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, has been reviewed by such counsel and is accurate in all material respects (other than the financial statements, notes to financial statements, financial tables and other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion).

                        (xvii) None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940.

                        (xviii) The Bank has duly adopted a New Jersey stock charter and bylaws effective upon consummation of the Reorganization, and none of the Primary Parties is in violation of its articles of incorporation or its charter, as the case may be, or its bylaws or, to the best of such counsel's knowledge, any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement, which violation would have a Material Adverse Effect. In addition, the execution and delivery of and performance under this Agreement by the Primary Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in any violation of the provisions of the articles of incorporation or charter, as the case may be, or the bylaws of any of the Primary Parties or any violation of any applicable law, act, regulation, or to such counsel's knowledge, order or court order, writ, injunction or decree.

                        (xix) The Agent's counsel may rely on this opinion for purposes of its own opinion (Thacher Proffitt and/or local counsel shall expressly authorize such reliance).

      The opinion may be limited to matters governed by the laws of the United States, the laws of the State of New Jersey and the corporate laws of the State of Delaware and, in the case of local counsel, the State of New Jersey or Delaware corporate law. In rendering such opinion, such counsel may rely (A) as to matters involving the application of laws of any jurisdiction other than the United States, to the extent such counsel deems proper and specified in such opinion, upon the opinion of counsel reasonably acceptable to the Agent, as long as such other opinion indicates that the Agent may rely on the opinion, and (B) as to matters of fact, to the extent such counsel deems proper, on certificates of responsible officers of the Primary Parties and public officials; provided copies of any such opinion(s) or certificates of public officials are delivered to Agent together with the opinion to be rendered hereunder by special counsel to the

Primary Parties. The opinion of such counsel for the Primary Parties shall state that it has no reason to believe that the Agent is not reasonably justified in relying thereon.

                  (2) The letter of Thacher Proffitt to the effect that during the preparation of the Registration Statement and the Prospectus, Thacher Proffitt participated in conferences with certain officers of and other representatives of the Primary Parties, counsel to the Agent, representatives of the independent public accountants for the Primary Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed and has considered the matters required to be stated therein and the statements contained therein and, although (without limiting the opinions provided pursuant to Section 10(b)(1)), Thacher Proffitt has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the foregoing, nothing has come to the attention of Thacher Proffitt that caused Thacher Proffitt to believe that the Registration Statement at the time it was declared effective by the SEC and as of the date of such letter, contained or contains any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need express no comment or opinion with respect to the financial statements, schedules and other financial and statistical data included, or statistical or appraisal methodology employed, in the Registration Statement or Prospectus).

                  (3) The favorable opinion, dated as of the Closing Date, of Pitney, Hardin, Kipp & Szuch, counsel for the Agent, with respect to such matters as the Agent may reasonably require; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Primary Parties delivered pursuant hereto or as such counsel may reasonably request.

                  (4) A Blue Sky Memorandum from Thacher Proffitt and/or local counsel relating to the offering, including Agent's participation therein, and shall furnish Agent with a copy thereof addressed to Agent or upon which Thacher Proffitt and/or local counsel shall state Agent may rely. The Blue Sky Memorandum will relate to the necessity of obtaining or confirming exemptions, qualifications or the registration of the common stock under applicable state securities law and NASD policies.

            (c) Concurrently with the execution of this Agreement, the Agent shall receive a letter from KPMG, dated the date hereof and addressed to the Agent, such letter confirming that KPMG is a firm of independent public accountants within the meaning of the Code of Professional Ethics of the American Institute of Certified Public Accountants, the 1933 Act and the regulations promulgated thereunder and the Conversion Regulations, and no information concerning its relationship with or interests in the Primary Parties is required by the Applications or Item 13 of the Registration Statement, and stating in effect that in KPMG's opinion the financial statements of the Bank included in the Prospectus comply as to form in all material respects with the applicable accounting requirements of the 1933 Act, the 1934 act and the related rules and regulations of the Commission thereunder and the Conversion Regulations and generally accepted accounting principles consistently applied;
(ii) stating in effect that, on the basis of certain agreed upon procedures (but not an audit examination in accordance with generally accepted auditing standards) consisting of a reading of the latest available unaudited interim financial statements of the Bank prepared by the Bank, a reading of the minutes of the meetings of the Board of Directors of the Bank and the members of the Bank, a review of interim financial information in accordance with Statement on Auditing Standards No. 71, and consultations with officers of the Bank responsible for financial and accounting matters, nothing came to their attention which caused them to believe that: (A) such unaudited financial statements, including recent developments, if any, are not in conformity with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Prospectus; or (B) during the period from the date of the latest unaudited consolidated financial statements included in the Prospectus to a specified date not more than three business days prior to the date of the Prospectus, there was any increase in borrowings (defined as securities sold under agreements to repurchase and any other form of debt other than deposits) of the Bank or in nonperforming loans of the Bank; or (C) there was any decrease in retained earnings of the Bank at the date of such letter as compared with amounts shown in the latest unaudited statement of condition included in the Prospectus or there was any decrease in net income or net interest income of the Bank for the number of full months commencing immediately after the period covered by the latest audited income statement included in the Prospectus and ended on the latest month end prior to the date of the Prospectus or in such letter as compared to the corresponding period in the preceding year; and (iii) stating that, in addition to the audit examination referred to in its opinion included in the Prospectus and the performance of the procedures referred to in clause
(ii) of this subsection (c), they have compared with the general accounting records of the Bank, which are subject to the internal controls of the accounting system of the Bank and other data prepared by the Primary Parties directly from such accounting records, to the extent specified in such letter, such amounts and/or percentages set forth in the Prospectus as the Agent may reasonably request, and they have found such amounts and percentages to be in agreement therewith (subject to rounding).

            (d) At the Closing Date, the Agent shall receive a letter from KPMG dated the Closing Date, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (c) of this Section 10, the "specified date" referred to in clause (ii)(B) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Date.

            (e) At the Closing Date, counsel to the Agent shall have been furnished with such documents and opinions as counsel for the Agent may require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Common Stock as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

            (f) At the Closing Date, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Primary Parties, dated the Closing Date, to the effect that: (i) they have examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any Material Adverse Effect otherwise than as set forth or contemplated in the Registration Statement and the Prospectus; (iii) the representations and warranties contained in Sections 6 and 7 of this

Agreement are true and correct with the same force and effect as though made at and as of the Closing Date; (iv) the Primary Parties have complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date including the conditions contained in this Section 10; (v) no stop order has been issued or, to the best of their knowledge, is threatened, by the Commission or any other governmental body; (vi) no order suspending the Offering, the Reorganization, the acquisition of all of the shares of the Bank by the Holding Company, the acquisition by the MHC of shares of the Common Stock or the effectiveness of the Prospectus has been issued and to the best of their knowledge, no proceedings for any such purpose have been initiated or threatened by the FDIC, the DOBI, the FRB, the Commission, or any other federal or state authority; (vii) to the best of their knowledge, no person has sought to obtain regulatory or judicial review of the action of the FRB, the FDIC or the DOBI in approving the Plan or to enjoin the Reorganization.

            (g) At the Closing Date, the Agent shall receive a letter from RP Financial, LC., dated as of the Closing Date, (i) confirming that said firm is independent of the Primary Parties and is experienced and expert in the area of corporate appraisals, (ii) stating in effect that the Appraisal complies in all material respects with the applicable requirements of the Conversion Regulations, and (iii) further stating that its opinion of the aggregate pro forma market value of the Primary Parties, as converted, expressed in the Appraisal as most recently updated, remains in effect.

            (h) None of the Primary Parties shall have sustained, since the date of the latest financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any Material Adverse Effect or affecting the general affairs of, management, financial position, retained earnings, long-term debt, stockholders' equity or results of operations of the Primary Parties, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in the Agent's reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

            (i) Prior to and at the Closing Date: in the reasonable opinion of
(i) the Agent there shall have been no material adverse change in the financial condition or in the earnings, capital, properties or business affairs of any of the Primary Parties independently, or the Primary Parties considered as one enterprise, from and as of the latest dates as of which such condition is set forth in the Prospectus, except as referred to therein; (ii) there shall have been no material transaction entered into by the Primary Parties, independently or considered as one enterprise, from the latest date as of which the financial condition of the Primary Parties is set forth in the Prospectus, other than transactions referred to or contemplated therein; (iii) none of the Primary Parties shall have received from the FDIC, the DOBI, or the FRB any direction (oral or written) to make any material change in the method of conducting their business with which it has not complied in all material respects (which direction, if any, shall have been disclosed to the Agent) and which would reasonably be expected to have a material and adverse effect on the condition

(financial or otherwise) or on the earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise; (iv) none of the Primary Parties shall have been in default (nor shall an event have occurred which, with notice or lapse of time or both, would constitute a default) under any provision of any agreement or instrument relating to any material outstanding indebtedness; (v) no action, suit or proceeding, at law or in equity or before or by any federal or state commission, board or other administrative agency, shall be pending or, to the knowledge of the Primary Parties, threatened against any of the Primary Parties or affecting any of their properties wherein an unfavorable decision, ruling or finding would reasonably be expected to have a material and adverse effect on the financial condition or on the earnings, capital, properties or business affairs of the Primary Parties, considered as one enterprise; and (vi) the Shares shall have been exempted, qualified or registered for offering and sale under the securities or "blue sky" laws of the jurisdictions requested by the Agent.

            (j) At or prior to the Closing Date, the Agent shall receive (i) a copy of the letters from the FDIC non-objecting to Reorganization and approving the MHC Notice and Application and the NJ Application, (ii) a copy of the order from the Commission declaring the Registration Statement effective, (iii) a certified copy of the certificate of incorporation of the Holding Company, (iv) a copy of the letter from the FRB approving the MHC and the Holding Company Application, (v) a certificate from the FDIC evidencing the Bank's insurance of accounts, (vi) a certificate or other writing from the DOBI, in form and substance reasonably satisfactory to Agent, evidencing the valid existence of the MHC as of the Closing Date, (vii) a copy of the letter from the DOBI approving the NJ Application and (viii) any other documents that Agent shall reasonably request.

            (k) Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the NASDAQ Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or the NASD or by order of the Commission or any other governmental authority other than temporary trading halts (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations federally-insured financial institutions or general moratorium on the withdrawal of deposits from commercial banks or other federally-insured financial institutions declared by either federal or state authorities; (iii) there shall not have occurred any material adverse change in the financial markets in the United States or elsewhere or any outbreak of hostilities or escalation thereof or other calamity or crisis the effect of which, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Conversion Shares or to enforce contracts, including subscriptions or orders, for the sale of the Conversion Shares; or (iv) a material decline in the price of equity or debt securities; any of which, in the Agent's reasonable judgment, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Registration Statement and the Prospectus.

            (l) All such options, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of the Holding Company or the Bank and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by the Holding Company or the Bank, as the case may be, to the Agent as to the statements made therein. If any condition to the Agent's obligations hereunder to be fulfilled prior to or at the Closing Date is not fulfilled, the Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, the Agent shall be entitled to the compensation provided for in Section 4 hereof) or, if the Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.

      Section 11. Indemnification.

            (a) The Primary Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, attorneys, servants and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several, that the Agent or any of such officers, directors, agents, attorneys, servants, employees and controlling Persons (collectively, the "Related Persons") may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, or any blue sky application or other instrument or document of the Primary Parties or based upon written information supplied by any of the Primary Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the "Blue Sky Applications"), or any application or other document, advertisement, or communication ("Sales Information") prepared, made or executed by or on behalf of any of the Primary Parties with its consent or based upon written information furnished by or on behalf of any of the Primary Parties, in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Applications, any Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this subsection (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), the Applications, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Reorganization made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in the Registration Statement (or any amendment or supplement thereto) or Prospectus (or any amendment or supplement thereto) under the captions "Market for the Common Stock", "The Reorganization and the Offering - Marketing and Underwriting Arrangements" and "The Reorganization and the Offering - Syndicated Community Offering" or statistical information regarding the Holding Company prepared by the Agent for use in the Sales Information, except for information derived from the Prospectus. Provided further, that the Primary Parties will not be responsible for any loss, liability, claim, damage or expense to the extent a court of competent jurisdiction finds they result primarily from material oral misstatements by the Agent to a purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, or from actions taken or omitted to be taken by the Agent in bad faith or from the Agent's gross negligence or willful misconduct, and the Agent agrees to repay to the Primary Parties any amounts advanced to it by the Primary Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.

            (b) The Agent agrees to indemnify and hold harmless the Primary Parties, their directors and officers, agents, servants and employees and each person, if any, who controls any of the Primary Parties within the meaning of
Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of subsection (c) below), joint or several which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Primary Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), the Applications or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent's obligations under this Section 11(b) shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Applications, Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent or its representatives (including counsel) expressly for use under the captions "Market for the Common Stock", "The

Reorganization and the Offering Marketing and Underwriting Arrangements" and "The Reorganization and the Offering - Syndicated Community Offering" or statistical information regarding the Holding Company prepared by the Agent for use in the Sales information (except for statistical information derived from the Prospectus).

            (c) Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section 11,
Section 12 or otherwise. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party, shall be liable for any settlement of any action, proceeding or suit, which settlement is effected without its prior written consent.

            (d) The agreements contained in this Section 11 and in Section 12 hereof and the representations and warranties of the Primary Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents or employees or by or on behalf of any of the Primary Parties or any officers, directors, controlling persons, agents or employees of any of the Primary Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement. Notwithstanding the prior sentence, Sections 11 and 12 hereof are subject to and limited by Section 23A of the Federal Reserve Act, as applicable.

      Section 12. Contribution.

            (a) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is for any reason held by a court to be unavailable from the Primary Parties or the Agent, the Primary Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification (including any investigation, legal and other expenses incurred in connection therewith and any amount paid in settlement of any action, suit, or proceeding of any claims asserted, but after deducting any contribution received by the Primary Parties or the Agent from persons other than the other party thereto, who may also be liable for contribution) in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) ("Agent's Fees"), less any portion of Agent's Fees paid by Agent to Assisting Brokers, bear to the total proceeds received by the Primary Parties from the sale of the Conversion Shares in the Offering, net of all expenses of the Offering except Agent's Fees, and (ii) the Primary Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law or if the indemnified party failed to give the notice required under Section 11 above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Primary Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Primary Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Primary Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, net of all expenses of the Offering except Agent's Fees, received by the Primary Parties bear, with respect to the Agent, to the total fees (not including expenses) received by the Agent less the portion of such fees paid by the Agent to Assisting Brokers. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Primary Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Primary Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this
Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement less the portion of such fees paid by the Agent to Assisting Brokers. It is understood and agreed that the above-stated limitation on the Agent's liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) shall be entitled to contribution with respect to any loss or liability arising from such misrepresentation from any person who was not found guilty of such fraudulent misrepresentation. The duties, obligations and liabilities of the Primary Parties and the Agent under this Section 12 and under Section 11 shall be in addition to any duties, obligations and liabilities which the Primary Parties and the Agent may otherwise have. For purposes of this Section 12, each of the Agent's and the Primary Parties' officers and directors and each person, if any, who controls the Agent or any of the Primary Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Primary Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12.

      Section 13. Survival.

            (a) All representations, warranties and indemnities and other statements contained in this Agreement (and in Paragraph 11 of the Letter Agreement, insofar as it relates to Paragraph 9 of that Letter Agreement), or contained in certificates of officers of the Primary Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Primary Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Primary Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.

            (b) The provisions of Paragraph 9 of the Letter Agreement shall survive the issuance of the Shares (but not any termination or cancellation of this Agreement) for a period of one (1) year, and any legal representative, successor or assign of the Agent, and any of the Primary Parties shall be entitled during such period to the benefit of the agreements contained therein.

      Section 14. Termination. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:

            (a) In the event the Holding Company fails to sell the minimum number of the Conversion Shares prior to December 31, 1999, in accordance with the provisions of the Plan or as required by the Conversion Regulations and applicable law, this Agreement shall terminate upon refund by the Primary Parties to each person who has subscribed for or ordered any of the Conversion Shares the full amount which it may have received from such person, together with interest in accordance with Section 3.

            (b) If any of the conditions specified in Section 10 shall not have been fulfilled when and as required by this Agreement, or by the Closing Date, or waived in writing by the Agent, this Agreement and all of the Agent's obligations hereunder may be canceled by the Agent by notifying the Bank of such cancellation in writing at any time at or prior to the Closing Date, and any such cancellation shall be without liability of any party to any other party except as otherwise provided in Sections 3, 4, 9, 11 and 12 hereof and Paragraph 11 of the Letter Agreement.

            (c) If Agent elects to terminate this Agreement as provided in this Section, the Bank shall be notified by the Agent as provided in Section 15 hereof.

            (d) If this Agreement is terminated in accordance with the provisions of this Agreement, the Primary Parties shall pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for its reasonable expenses pursuant to Section 9, including without limitation accounting, communication, legal and travel expenses.

      Section 15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to Agent shall be directed to Ryan, Beck & Co., 220 South Orange Avenue, Livingston, New Jersey 07039, Attention: Mr. Ben Plotkin, President (with a copy to Pitney, Hardin, Kipp & Szuch, P.O. Box 1945, Morristown, New Jersey 07962, Attention: Ronald H. Janis, Esq.); notices to the Primary Parties shall be directed to Hudson City Savings Bank, West 80 Century Road, Paramus, New Jersey 07652, Attention Mr. Ronald E. Hermance, Jr., President and Chief Operating Officer (with a copy to Thacher Proffitt & Wood, Two World Trade Center, 38th Floor, New York, New York 10048, Attention: Omer S.J. Williams, Esq.).

      Section 16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Primary Parties, and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers and directors referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Paragraphs 3, 9 and 11 of the Letter Agreement, which are not hereby superceded.

      Section 17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.

      Section 18. Construction. This Agreement shall be construed in accordance with the laws of the State of New Jersey.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

                                          Very truly yours,

                                          HUDSON CITY BANCORP, INC.

                                          By:
                                              --------------------------
                                                Ronald E. Hermance, Jr.
                                                President and

                                                  Chief Operating Officer


                                          HUDSON CITY, MHC (in formation)

                                          By:
                                              --------------------------
                                                Ronald E. Hermance, Jr.
                                                President and
                                                  Chief Operating Officer


                                          HUDSON CITY SAVINGS BANK

                                          By:
                                              --------------------------
                                                Ronald E. Hermance, Jr.
                                                President and
                                                  Chief Operating Officer


The foregoing Agency Agreement is
hereby confirmed and accepted as
of the date first set forth above.

                                          RYAN, BECK & CO., INC.

                                          By:
                                              --------------------------
                                               Ben A. Plotkin
                                               President and
                                                 Chief Executive Officer